Pricing Supplement Dated October 29, 2003       Rule 424(b)(3)
(To Prospectus dated March 6, 2003 and          File Nos. 333-103003,
Prospectus Supplement dated March 28, 2003)     333-103003-01, 333-103003-02,
                                                333-103003-03 and 333-103003-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Medium-Term Notes Series E
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: October 29, 2003      Original Issue Date: November 4, 2003
Principal Amount: $200,000,000    Net Proceeds to Issuer: $199,444,000
Issue Price: 99.722%              Agent's Capacity:
Selling Agent's                   x Principal Basis      Agency Basis
Commission/Discount: 0.278%
Interest Rate: 3.625% per annum   Interest Payment Dates:
Maturity Date: January 15, 2009   Semi-annually on the 15th day of each
                                  January and July, commencing January 15, 2004


__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
            x     The Notes cannot be redeemed prior to maturity
                  The Notes may be redeemed prior to maturity

      Initial Redemption Date: N/A

      Initial Redemption Percentage: N/A

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Senior Debt Securities and Senior
Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Citigroup (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Agent will receive fees from the Issuer in connection with a related swap transaction. The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $199,444,000.


                             Citigroup